Exhibit 99.1

Contact:	800 S. Douglas Road, 12th Floor
J. Marc Lewis, Vice President-Investor Relations	Coral Gables, Florida 33134
305-406-1815	Tel: 305-599-1800
305-406-1886 fax	Fax: 305-406-1960
marc.lewis@mastec.com	www.mastec.com
For Immediate Release
MasTec Expands Install-to-the-Home Platform with
Acquisition of Digital Satellite Services, Inc.
Coral Gables, FL (January 6, 2006) — MasTec, Inc. (NYSE: MTZ) today announced that it has entered into a definitive agreement to purchase substantially all of the assets and assume certain operating liabilities and contracts of Digital Satellite Services, Inc., (“DSSI”). DSSI, which also operates under the names of Ron’s Digital Satellite and Ron’s TV, is principally involved in the installation of residential and commercial satellite and security services.
DSSI’s revenues are expected to exceed $50 million in 2005 and its principal markets include Atlanta, Georgia, the Greenville-Spartanburg area of South Carolina and Asheville, North Carolina, and portions of Tennessee, Kentucky and Virginia, which are all markets that are contiguous to areas in which MasTec is currently active with similar installation services. In addition, MasTec expects to hire approximately 630 additional installation technicians as a result of the acquisition.
The purchase price is composed of $18.5 million in cash, $7.5 million of MasTec common stock and an earn-out based on performance. The transaction is subject to the receipt of customer consent and other customary closing conditions and is expected to close on January 31, 2006.
Austin J. Shanfelter, MasTec’s President and CEO, stated, “The acquisition of DSSI will involve the acquisition of a great management and technician team and will expand our profitable install-to-the-home platform. It is expected to be earnings accretive, and fits well with our announced goal of selective acquisitions in core business areas.”
Management will hold a conference call on Monday, January 9, 2006 at 9:00 a.m. Eastern Time to discuss the items announced today. The call-in number for the conference call is (913) 981-5584 and the replay number is (719) 457-0820, with a pass code of 2680194. The replay will run for 15 days. Additionally, the call will be broadcast live over the Internet and can be accessed and replayed through the investor relations section of the Company’s website at www.mastec.com.
MasTec <www.mastec.com> is a leading specialty contractor operating throughout the United States and in Canada across a range of industries. The Company’s core activities are the building, installation, maintenance and upgrade of communication and utility infrastructure systems.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to a number of risks, uncertainties, and assumptions, including that our revenue and earnings per share may differ from that projected, that we may be impacted by business and economic conditions affecting our customers, the highly competitive nature of our industry, dependence on a limited number of customer, our contracts may be canceled on short notice, restrictions imposed by our credit facility and senior notes, fuel charge increases, as well as other risks detailed in our filings with the Securities and Exchange Commission. Actual results may differ significantly from results expressed or implied in these statements. We do not undertake any obligation to update forward-looking statements.